Exhibit (a)(1)(E)

[FOR ELECTIONS BY FACSIMILE OR E-MAIL]

Confirmation E-mail to Option Holders who Elect to Participate in the

Option Exchange Program via Facsimile or E-mail

Intevac, Inc. has received your election form by which you accepted Intevac’s offer to exchange some or all of your outstanding eligible options for a lesser number of new options, subject to a new vesting schedule (referred to as the “offer”), subject to the terms and conditions of the offer.

If you change your mind, you may change your election as to some or all of your eligible options either via the offer website at www.corp-action.net/intevac (our preferred method) or by completing and signing the withdrawal form which was provided to you previously. A properly completed withdrawal must be delivered via the offer website, facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be August 6, 2013, to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

Offer Website: www.corp-action.net/intevac

You also may elect to exchange additional eligible options in the offer by submitting a new election that lists all the eligible options you wish to have included in the offer. Only responses that are complete and actually received by Computershare (the third party we have engaged to assist with the implementation of the offer) and/or Intevac via the offer website, facsimile or e-mail by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.). The Call Center is open Monday through Friday between the hours of 8:00 a.m. through 8:00 p.m., Eastern Time. Alternatively, please contact Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager, at optionexchange@intevac.com or (408) 986-9888.

Please note that our receipt of your election is not by itself an acceptance of the options for exchange. For purposes of the offer, Intevac will be deemed to have accepted eligible options for exchange that are validly elected for exchange and not properly withdrawn as of when Intevac gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Intevac’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the terms of the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options; (2) the e-mail from Norman H. Pond, dated July 9, 2013 and the e-mail from intevacoptionexchange@computershare.com, dated July 9, 2013; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov and on the offer website at www.corp-action.net/intevac.

[FOR WITHDRAWALS BY FACSIMILE OR E-MAIL]

Confirmation E-mail to Option Holders who Withdraw

their Options from the Option Exchange Program via Facsimile or E-mail

Intevac, Inc. has received your withdrawal form by which you rejected Intevac’s offer to exchange some or all of your outstanding eligible options for a lesser number of new options, subject to a new vesting schedule (referred to as the “offer”). Please note that eligible options you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election previously submitted by you.

If you change your mind and decide that you would like to participate in this offer with respect to some or all of your withdrawn options or other eligible options not subject to a current election, you must deliver a new, properly completed election via the offer website (our preferred method), facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be August 6, 2013, to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

Offer Website: www.corp-action.net/intevac

If you submit a new election, any previously submitted election will be disregarded, so your new election must list all eligible option grants you wish to exchange. Only responses that are complete and actually received by Computershare (the third party we have engaged to assist with the implementation of the offer) and/or Intevac by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.). The Call Center is open Monday through Friday between the hours of 8:00 a.m. through 8:00 p.m., Eastern Time. Alternatively, please contact Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager, at optionexchange@intevac.com or (408) 986-9888.

This notice does not constitute the terms of the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options; (2) the e-mail from Norman H. Pond, dated July 9, 2013 and the e-mail from intevacoptionexchange@computershare.com, dated July 9, 2013; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov and on the offer website at www.corp-action.net/intevac.